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                                                                     EXHIBIT 4.1

March 25, 2002

International Lease Finance Corporation
1999 Avenue of The Stars
39th Floor
Los Angeles, CA 90067
Attn:  Pam Hendry, Treasurer


            Re:   Revolving Credit Facility

Ladies and Gentlemen:

      BANK OF AMERICA, N.A. (the "Lender") is pleased to make available to INTERNATIONAL LEASE FINANCE CORPORATION, a California corporation (the "Borrower"), a revolving credit facility on the terms and subject to the conditions set forth below. Terms not defined herein have the meanings assigned to them in Exhibit A hereto.

1.    THE FACILITY.

      (a) THE COMMITMENT. Subject to the terms and conditions set forth herein, the Lender agrees to make available to the Borrower until the Maturity Date a revolving credit facility providing for loans ("Loans") in an aggregate principal amount not exceeding at any time $250,000,000 (the "Commitment"). Within the foregoing limit, the Borrower may borrow, repay and reborrow Loans until the Maturity Date.

      (b) BORROWINGS, CONVERSIONS, CONTINUATIONS. The Borrower may request that Loans be (i) made as or converted to Base Rate Loans by irrevocable notice to be received by the Lender not later than 11:00 am, on the Business Day of the borrowing or conversion, or (ii) made or continued as, or converted to, Eurodollar Rate Loans by irrevocable notice to be received by the Lender not later than 11:00 a.m., three Business Days prior to the Business Day of the borrowing, continuation or conversion. If the Borrower fails to give a notice of conversion or continuation prior to the end of any Interest Period in respect of any Eurodollar Rate Loan, the Borrower shall be deemed to have requested that such Loan be converted to a Base Rate Loan on the last day of the applicable Interest Period. If the Borrower requests that a Loan be continued as or converted to a Eurodollar Rate Loan, but fails to specify an Interest Period with respect thereto, the Borrower shall be deemed to have selected an Interest Period of one month. Notices pursuant to this Paragraph 1(b) may be given by telephone if promptly confirmed in writing.



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            Each Eurodollar Rate Loan shall be in a principal amount of
            $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Each Base Rate Loan shall be in a minimum principal amount of $5,000,000. Loans will be made by crediting the Borrower's account with Lender.

      (c) INTEREST. At the option of the Borrower, Loans shall bear interest at a rate per annum equal to (i) the Eurodollar Rate plus the Margin set forth in Schedule I, or (ii) the Base Rate. Interest on Base Rate Loans shall be calculated on the basis of a year of 365 or 366 days and actual days elapsed. All other interest hereunder shall be calculated on the basis of a year of 360 days and actual days elapsed.

            The Borrower promises to pay interest (i) for each Eurodollar Rate Loan, (A) on the last day of the applicable Interest Period, and, if the Interest Period is longer than three months, on the respective dates that fall every three months after the beginning of the Interest Period, and (B) on the date of any conversion of such Loan to a Base Rate Loan; (ii) for Base Rate Loans, on the last Business Day of each calendar quarter; and (iii) for all Loans, on the Maturity Date. If the time for any payment is extended by operation of law or otherwise, interest shall continue to accrue for such extended period.

            After the date any principal amount of any Loan is due and payable (whether on the Maturity Date, upon acceleration or otherwise), or after any other monetary obligation hereunder shall have become due and payable, the Borrower shall pay, but only to the extent permitted by law, interest (after as well as before judgment) on such amounts at a rate per annum equal to the Base Rate plus 2%. Such interest shall be payable on demand.

            In no case shall interest hereunder exceed the amount that the Lender may charge or collect under applicable law.

      (d) EVIDENCE OF LOANS. The Loans and all payments thereon shall be evidenced by the Lender's loan accounts and records; provided, however, that upon the request of the Lender, the Loans may be evidenced by a promissory note in the form of Exhibit B hereto in addition to such loan accounts and records. Such loan accounts, records and promissory note shall be rebuttable presumptive evidence of the amount of the Loans and payments thereon. Any failure to record any Loan or payment thereon or any error in doing so shall not limit or otherwise affect the obligation of the Borrower to pay any amount owing with respect to the Loans.

      (e) FEES. The Borrower agrees to pay to the Lender an annual facility fee computed by multiplying the average daily amount of the Commitment by the percentage determined with respect to such facility fee in accordance with Schedule I hereto. The Borrower further agrees to pay to the Lender, for each period in which the outstanding aggregate principal balance of the Loans exceeds the percentages set forth in Schedule I, a utilization fee calculated by multiplying the average outstanding amount of Loans outstanding during such period by the rates set forth in Schedule I. Such fees shall be payable in arrears on the last Business Day of



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            each calendar quarter (and each applicable quarter with respect to the utilization fee) and on the Maturity Date, and calculated on the basis of a year of 360 days and actual days elapsed.

      (f) REPAYMENT. The Borrower promises to pay all Loans then outstanding on the Maturity Date.

            The Borrower shall make all payments required hereunder not later than 3:00 p.m., on the date of payment in same day funds in Dollars at the office of the Lender located at 901 Main Street, 14th Floor, Dallas, Texas 75202, or such other address as the Lender may from time to time designate in writing.

            All payments by the Borrower to the Lender hereunder shall be made to the Lender in full without set-off or counterclaim and free and clear of and exempt from, and without deduction or withholding for or on account of, any present or future taxes, levies, imposts, duties or charges of whatsoever nature imposed by any government or any political subdivision or taxing authority thereof. The Borrower shall reimburse the Lender for any taxes imposed on or withheld from such payments (other than taxes imposed on the Lender's income, and franchise taxes imposed on the Lender, by the jurisdiction under the laws of which the Lender is organized or any political subdivision thereof).

      (g) PREPAYMENTS. The Borrower may, upon three Business Days' notice, in the case of Eurodollar Rate Loans, and upon same-day notice in the case of Base Rate Loans, prepay Loans on any Business Day; provided that the Borrower pays all Breakage Costs (if any) associated with such prepayment on the date of such prepayment. Prepayments of Eurodollar Rate Loans must be accompanied by a payment of interest on the amount so prepaid. Prepayments must be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof.

      (h) COMMITMENT REDUCTIONS. The Borrower may, upon five Business Days' notice, reduce or cancel the undrawn portion of the Commitment, provided, that the amount of such reduction is not less than $5,000,000 or a whole multiple of $1,000,000 in excess thereof.

2.    CONDITIONS PRECEDENT.

      (a) CONDITIONS PRECEDENT TO EFFECTIVENESS. As a condition precedent to the effectiveness of this Agreement, the Lender must receive the following from the Borrower in form satisfactory to the Lender:

            (i) the enclosed duplicate of this Agreement duly executed and delivered on behalf of the Borrower;

            (ii)  payment of fees to the Lender in the amount of $200,000; and

            (iii) such other documents and certificates (including legal opinions) as the Lender may reasonably request.



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      (b)   CONDITIONS TO EACH BORROWING, CONTINUATION AND CONVERSION. As a
            condition precedent to each borrowing (including the initial borrowing), conversion and continuation of any Loan:

            (i) The Borrower must furnish the Lender with, as appropriate, a notice of borrowing, conversion or continuation and with respect to the initial borrowing, a certified borrowing resolution or other evidence of the Borrower's authority to execute this Agreement and authority to borrow and certificate of incumbency; and if requested by the Lender a promissory note as contemplated in Paragraph 1(d) above;

            (ii) Each representation and warranty set forth in Paragraph 3 below shall be true and correct in all material respects as if made on the date of such borrowing, continuation or conversion;

            (iii) The Condition Precedent in Section 10.1.3 (Litigation) of the
                  Incorporated Agreement is hereby incorporated by reference as a condition to each borrowing hereunder, and all references to the terms in such section shall have the meanings as set forth in Paragraph 3 herein, or if not listed therein, then in the defined terms of the Incorporated Agreement; and

            (iv) No Default or Event of Default shall have occurred and be continuing on the date of such borrowing, continuation or conversion.

            Each notice of borrowing and notice of conversion or continuation shall be deemed a representation and warranty by the Borrower that the conditions referred to in clauses (ii) and (iii) above have been met.

3. REPRESENTATIONS AND WARRANTIES. The Borrower represents and warrants the representations and warranties applicable to it contained in Section 8 (except Sections 8.9(a) and 8.17) (Representations and Warranties) of the Incorporated Agreement. The representations and warranties of the Borrower referred to in the preceding sentence (including all defined terms referred to therein) are hereby incorporated herein by reference as if set forth in full herein with appropriate substitutions, including the following:

      (a) all references to "THIS AGREEMENT" shall be deemed to be references to this Agreement;

      (b) all references to "THE COMPANY" shall be deemed to be references to the Borrower;

      (c) all references to "THE AGENT", "THE BANKS" and the "REQUIRED BANKS" shall be deemed to be references to the Lender;

      (d) all references to "NOTES" shall be deemed to be references to any promissory notes issued hereunder;



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      (e)   all references to "UNMATURED EVENT OF DEFAULT" and "EVENT OF
            DEFAULT" shall be deemed to be references to a Default and an Event of Default, respectively; and

      (f) all references to "LOANS" shall be deemed to be references to the Loans.

      All such representations and warranties so incorporated herein by reference shall survive any termination, cancellation, discharge or replacement of the Incorporated Agreement.

4. COVENANTS. So long as principal of and interest on any Loan or any other amount payable hereunder or under any other Loan Document remains unpaid or unsatisfied and the Commitment has not been terminated, the Borrower shall comply with all the covenants and agreements applicable to it contained in Section 9 (Covenants) of the Incorporated Agreement. The covenants and agreements of the Borrower referred to in the preceding sentence (including all defined terms referred to therein) are hereby incorporated herein by reference as if set forth in full herein with appropriate substitutions, including the following:

      (a) all references to "THIS AGREEMENT" shall be deemed to be references to this Agreement;

      (b) all references to "THE COMPANY" shall be deemed to be references to the Borrower;

      (c) all references to "THE AGENT", "THE BANKS" and the "REQUIRED BANKS" shall be deemed to be references to the Lender;

      (d) all references to "UNMATURED EVENT OF DEFAULT" and "EVENT OF DEFAULT" shall be deemed to be references to a Default and an Event of Default, respectively;

      (e) all references to "NOTES" shall be deemed to be references to any promissory notes issued hereunder;

      (f) all references to "ERNST & YOUNG" shall be deemed to be references to PricewaterhouseCoopers LLP; and

      (g) all references to "LOANS" shall be deemed to be references to the Loans.

      All such covenants and agreements so incorporated herein by reference shall survive any termination, cancellation, discharge or replacement of the Incorporated Agreement.

5.    EVENTS OF DEFAULT. The following are "Events of Default:"

      (a) The Borrower fails to pay any principal of any Loan as and on the date when due; or

      (b) The Borrower fails to pay any interest on any Loan, or any commitment fee due hereunder, or any portion thereof, within three days after the date when due; or



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            the Borrower fails to pay any other fee or amount payable to the
            Lender under any Loan Document, or any portion thereof, within five days after the date due; or

      (c) The Borrower fails to comply with any covenant or agreement incorporated herein by reference pursuant to Paragraph 4 above, subject to any applicable grace period and/or notice requirement set forth in Section 11 of the Incorporated Agreement (it being understood and agreed that any such notice requirement shall be met by the Lender's giving the applicable notice to the Borrower hereunder and Business Day shall have the meaning hereunder); or

      (d) Any representation or warranty in any Loan Document or in any certificate, agreement, instrument or other document made or delivered by the Borrower pursuant to or in connection with any Loan Document proves to have been incorrect when made or deemed made; or

      (e) Any "Event of Default" specified in Sections 11.1.2, 11.1.3, 11.1.6, 11.1.7, or 11.1.8 of the Incorporated Agreement occurs and is continuing, without giving effect to any amendment thereof pursuant to the Incorporated Agreement, it being agreed that each such "Event of Default" shall survive any termination, cancellation, discharge or replacement of the Incorporated Agreement. The aforementioned sections of the Incorporated Agreement shall have the following meanings for purposes hereof: all references to the terms in such Sections shall have the meanings as set forth in Paragraph 3 herein, or if not listed therein, then in the defined terms of the Incorporated Agreement;

      Upon the occurrence of an Event of Default, the Lender may declare the Commitment to be terminated, whereupon the Commitment shall be terminated, and/or declare all sums outstanding hereunder and under the other Loan Documents, including all interest thereon, to be immediately due and payable, whereupon the same shall become and be immediately due and payable, without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or other notices or demands of any kind or character, all of which are hereby expressly waived; provided, however, that upon the occurrence of any event specified in
      Section 11.1.3 of the Incorporated Agreement, the Commitment shall automatically terminate, and all sums outstanding hereunder and under each other Loan Document, including all interest thereon, shall become and be immediately due and payable, without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or other notices or demands of any kind or character, all of which are hereby expressly waived.

6.    MISCELLANEOUS.

      (a) All financial computations required under this Agreement shall be made, and all financial information required under this Agreement shall be prepared, in accordance with generally accepted accounting principles consistently applied.

      (b) All references herein and in the other Loan Documents to any time of day shall mean the local (standard or daylight, as in effect) time of Dallas, Texas.



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      (c)   The Borrower shall be obligated to pay all Breakage Costs.

      (d)   If at any time the Lender, in its sole discretion, determines that
            (i) deposits in the amount of any requested Eurodollar Rate Loan for any requested Interest Period are not available to the Lender in the offshore Dollar interbank market, or (ii) the Eurodollar Rate does not accurately reflect the funding cost to the Lender of lending such Loans, the Lender's obligation to make Eurodollar Rate Loans shall cease for the period during which such circumstance exists.

      (e) The Borrower shall reimburse or compensate the Lender, upon demand, for all costs incurred, losses suffered or payments made by the Lender which are applied or reasonably allocated by the Lender to the transactions contemplated herein (all as determined by the Lender in its reasonable discretion) by reason of any and all future reserve, deposit, capital adequacy or similar requirements against (or against any class of or change in or in the amount of) assets, liabilities or commitments of, or extensions of credit by, the Lender; and compliance by the Lender with any future directive, or requirements from any regulatory authority, whether or not having the force of law.

      (f) No amendment or waiver of any provision of this Agreement (including any provision of the Incorporated Agreement incorporated herein by reference pursuant to Paragraph 4 above and any waiver of Paragraph 5(d) or Paragraph 5(e) above) or of any other Loan Document and no consent by the Lender to any departure therefrom by the Borrower shall be effective unless such amendment, waiver or consent shall be in writing and signed by a duly authorized officer of the Lender, and any such amendment, waiver or consent shall then be effective only for the period and on the conditions and for the specific instance specified in such writing. No failure or delay by the Lender in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other rights, power or privilege.

      (g) Except as otherwise expressly provided herein, notices and other communications to each party provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed or sent by telecopy to the address provided from time to time by such party. Any such notice or other communication sent by overnight courier service, mail or telecopy shall be effective on the earlier of actual receipt and (i) if sent by overnight courier service, the scheduled delivery date, (ii) if sent by mail, the fourth Business Day after deposit in the U.S. mail first class postage prepaid, and
            (iii) if sent by telecopy, when transmission in legible form is complete. All notices and other communications sent by the other means listed in the first sentence of this paragraph shall be effective upon receipt. Notwithstanding anything to the contrary contained herein, all notices (by whatever means) to the Lender pursuant to Paragraph 1(b) hereof shall be effective only upon receipt. Any notice or other communication permitted to be given, made or confirmed by telephone hereunder shall be given, made or confirmed by means of a telephone call to the intended



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            recipient at the number specified in writing by such Person for such purpose, it being understood and agreed that a voicemail message shall in no event be effective as a notice, communication or confirmation hereunder.

            Absent manifest error, the Lender shall be entitled to rely and act upon any notices (including telephonic notices of borrowings, conversions and continuations) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Lender, its affiliates and the officers, directors, employees, agents and attorneys-in-fact of the Lender and such affiliates from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower except with respect to the Lender's gross negligence or willful misconduct. All telephonic notices to and other communications with the Lender may be recorded by the Lender, and the Borrower hereby consents to such recording.

      (h) This Agreement shall inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign its rights and obligations hereunder. The Lender may at any time (i) assign all of its rights and obligations hereunder to any other Person with the consent of the Borrower, such consent not to be unreasonably withheld, (provided that no such consent shall be required if the assignment is to an affiliate of the Lender or if a Default or Event of Default exists), and with respect to partial assignments, upon the consent of the Borrower and mutually agreeable documentation which provides that Bank of America (or such other entity as is agreed upon by the Lender and the Borrower) shall act as agent for itself and all assigns and (ii) grant to any other Person participating interests in all or part of its rights and obligations hereunder without notice to the Borrower. The Borrower agrees to execute any documents reasonably requested by the Lender in connection with any such assignment. All information provided by or on behalf of the Borrower to the Lender or its affiliates may be furnished by the Lender to its affiliates and to any actual or proposed assignee or participant.

      (i) The Borrower shall pay the Lender, on demand, all reasonable out-of-pocket expenses and legal fees (including the allocated costs for in-house legal services) incurred by the Lender in connection with the enforcement of this Agreement or any instruments or agreements executed in connection herewith.

      (j) The Borrower agrees to indemnify, save and hold harmless the Lender, its affiliates, and their respective directors, officers, agents, attorneys and employees (collectively the "Indemnitees") from and against: (i) any and all claims, demands, actions or causes of action that are asserted against any Indemnitee by any Person relating directly or indirectly to a claim, demand, action or cause of action that such Person asserts or may assert against the Borrower or any of its affiliates, officers or directors; (ii) any and all claims, demands, actions or causes



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            of action arising out of or relating to, the Loan Documents, any predecessor loan documents, the Commitment, the use or contemplated use of the proceeds of any Loan, or the relationship of the Borrower and the Lender under this Agreement; (iii) any administrative or investigative proceeding by any governmental authority arising out of or related to a claim, demand, action or cause of action described in clause (i) or (ii) above; and (iv) any and all liabilities, losses, costs or expenses (including legal fees, which shall include the allocated costs for in-house legal services) that any Indemnitee suffers or incurs as a result of the assertion of any foregoing claim, demand, action, cause of action or proceeding, or as a result of the preparation of any defense in connection with any foregoing claim, demand, action, cause of action or proceeding, in all cases, whether or not an Indemnitee is a party to such claim, demand, action, cause of action or proceeding, including those liabilities caused by an Indemnitee's own negligence; provided that no Indemnitee shall be entitled to indemnification for any loss caused by its own gross negligence or willful misconduct or for any loss asserted against it by another Indemnitee.

      (k) If any provision of this Agreement or any other Loan Document shall be held invalid or unenforceable in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof or thereof.

      (l) This Agreement may be executed in one or more counterparts, and each counterpart, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same instrument.

      (m) This Agreement and the other Loan Documents are governed by, and shall be construed in accordance with, the laws of the State of Illinois and the applicable laws of the United States of America. The Borrower hereby submits to the nonexclusive jurisdiction of the United States District Court and each state court in the City of Chicago, Illinois for the purposes of all legal proceedings arising out of or relating to any of the Loan Documents or the transactions contemplated thereby. The Borrower irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to the Borrower at its address set forth beneath its signature hereto. The Borrower irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

      (n) THE BORROWER AND THE LENDER EACH WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.



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      (o)   THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL
            AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

      Upon the effectiveness of this Agreement, that certain Revolving Credit Agreement dated as of May 1, 1995, as amended from time to time, between the Borrower and the Lender shall be terminated. Please indicate your acceptance of the Commitment on the foregoing terms and conditions by returning an executed copy of this Agreement to the undersigned.

                                          BANK OF AMERICA, N.A.

                                          By:___________________________________

                                          Name:_________________________________

                                          Title:________________________________


Accepted and Agreed to as of the date first written above:

INTERNATIONAL LEASE FINANCE CORPORATION

By:___________________________________

Name:_________________________________

Title:________________________________



By:___________________________________

Name:_________________________________

Title:________________________________



Date:_________________________________



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                                                                       EXHIBIT A

                                   DEFINITIONS

Agreement:              This letter agreement, as amended, restated, extended,
                        supplemented or otherwise modified in writing from time to time.

Base Rate:              For any day, a fluctuating rate per annum equal to the
                        higher of (a) the Federal Funds Rate plus 1/2 of 1% and
                        (b) the rate of interest in effect for such day as publicly announced from time to time by the Lender as its "prime rate." The Lender's prime rate is a rate set by the Lender based upon various factors including the Lender's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in the prime rate announced by the Lender shall take effect at the opening of business on the day specified in the public announcement of such change.

Base Rate Loan:         A Loan bearing interest based on the Base Rate.

Breakage Costs:         Any loss, cost or expense incurred by the Lender
                        (including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by the Lender to maintain the relevant
                        Eurodollar Rate Loan or from fees payable to terminate the deposits from which such funds were obtained) as a result of (i) any continuation, conversion, payment or prepayment of any Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor
                        (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or (ii) any failure by the Borrower (for a reason other than the failure of the Lender to make a Loan when all conditions to making such Loan have been met by the Borrower in accordance with the terms hereof) to prepay, borrow, continue or convert any Eurodollar Rate Loan on a date or in the amount notified by the Borrower. The certificate of the Lender as to its costs of funds, losses and expenses incurred shall be conclusive absent manifest error.

Business Day:           Any day other than a Saturday, Sunday, or other day on
                        which commercial banks are authorized to close under the laws of, or are in fact closed in, the State Texas where the Lender's lending office is located and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the offshore Dollar interbank market.

Default: Any event that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

Dollar or $:            The lawful currency of the United States of America.

Eurodollar Rate:        For any Interest Period with respect to any Eurodollar
                        Rate Loan, a rate per annum determined pursuant to the following formula:


                                                   Eurodollar Base Rate
                        Eurodollar Rate = -------------------------------------
                                          1.00 -- Eurodollar Reserve Percentage

                        Where,

                              "Eurodollar Base Rate" means, for such Interest
                              Period:

                                    (a)   the rate per annum equal to the rate
                              determined by the Lender to be the offered rate that appears on the page of the Telerate screen that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

                                    (b)   in the event the rate referenced in
                              the preceding subsection (a) does not appear on such page or service or such page or service shall cease to be available, the rate per annum equal to the rate determined by the Lender to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

                                    (c)   in the event the rates referenced in
                              the preceding subsections (a) and (b) are not available, the rate per annum determined by the Lender as the rate of interest (rounded upward to the next 1/100th of 1%) at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, converted or continued and with a term equivalent to such Interest Period would be offered by the Lender's London Branch to major banks in the offshore Dollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period.

                              "Eurodollar Reserve Percentage" means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, rounded upward to the next 1/100th of 1%) in effect on such day applicable to the Lender under regulations issued from time to time by the Board of Governors of the Federal Reserve System for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as "Eurocurrency liabilities"). The Eurodollar Rate for each outstanding Eurodollar Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

Eurodollar Rate Loan:   A Loan bearing interest based on the Eurodollar Rate.

Event of Default:       Has the meaning set forth in Paragraph 5.

Federal Funds Rate:     For any day, the rate per annum (rounded upwards, if
                        necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds
                        Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding
                        Business Day, the Federal Funds Rate for such day shall be the average rate charged to the Lender on such day on such transactions as determined by the Lender.

Incorporated Agreement: The $1,500,000,000.00 Second Amended and Restated
                        364-Day Revolving Credit Agreement dated as of January 17, 2002 (which amended the Amended and Restated 364-Day Credit Agreement dated as of November 15, 2000, which amended the 364-Day Revolving Credit Agreement, dated as of November 17, 1999, as amended by Amendment No. 1 dated November 14, 2001), among the Borrower, Citicorp USA, Inc., as Administrative Agent and the other banks that are parties thereto. Unless otherwise specified herein, all references to the Incorporated Agreement shall mean the Incorporated Agreement as in effect on the date hereof, without giving effect to any amendment, supplement or other modification thereto or thereof after the date hereof.

Interest Period:        For each Eurodollar Rate Loan, (a) initially, the period
                        commencing on the date the Eurodollar Rate Loan is disbursed or converted from a Base Rate Loan and (b) thereafter, the period commencing on the last day of the preceding Interest Period, and, in each case, ending on the earlier of (x) the Maturity Date and (y) one, two, three or six months thereafter, as requested by the Borrower; provided that:

                                    (i)   any Interest Period that would
                              otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day; and

                                    (ii)  any Interest Period which begins on
                              the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period.

Loan Documents:         This Agreement, and each promissory note, certificate,
                        fee letter, and other instrument, document or agreement delivered in connection with this Agreement.

Maturity Date:          March 24, 2003, or such earlier date on which the
                        Commitment may terminate in accordance with the terms hereof.

Person: Any individual, trustee, corporation, general partnership, limited partnership, limited liability company, joint stock company, trust, unincorporated organization, bank, business association, firm, joint venture, or governmental authority.

                                                                       EXHIBIT B

                             FORM OF PROMISSORY NOTE

[$__________________]                                    ________________, _____


      FOR VALUE RECEIVED, the undersigned, INTERNATIONAL LEASE FINANCE CORPORATION, a California corporation, (the "Borrower"), hereby promises to pay to the order of BANK OF AMERICA, N.A. (the "Lender") the principal sum of [______________________] Dollars ($[____________]) or, if less, the aggregate unpaid principal amount of all Loans made by the Lender to the Borrower pursuant to the letter agreement, dated as of even date herewith (such letter agreement, as it may be amended, restated, extended, supplemented or otherwise modified from time to time, being hereinafter called the "Agreement"), between the Borrower and the Lender, on the Maturity Date. The Borrower further promises to pay interest on the unpaid principal amount of the Loans evidenced hereby from time to time at the rates, on the dates, and otherwise as provided in the Agreement.

      The loan account records maintained by the Lender shall at all times be conclusive evidence, absent manifest error, as to the amount of the Loans and payments thereon; provided, however, that any failure to record any Loan or payment thereon or any error in doing so shall not limit or otherwise affect the obligation of the Borrower to pay any amount owing with respect to the Loans.

      This promissory note is the promissory note referred to in, and is entitled to the benefits of, the Agreement, which Agreement, among other things, contains provisions for acceleration of the maturity of the Loans evidenced hereby upon the happening of certain stated events and also for prepayments on account of principal of the Loans prior to the maturity thereof upon the terms and conditions therein specified.

      Unless otherwise defined herein, terms defined in the Agreement are used herein with their defined meanings therein. This promissory note shall be governed by, and construed in accordance with, the laws of the State of Illinois.

                                         INTERNATIONAL LEASE FINANCE CORPORATION

                                         By_____________________________________

                                         Name___________________________________

                                         Title__________________________________

                                   Schedule I

                                Fees and Margins

                                (in basis points)

---------------   -------------   -------------   ------------   -------------   -------------   ------------
                  Level I         Level II        Level III      Level IV        Level V         Level VI
                  Pricing         Pricing         Pricing        Pricing         Pricing         Pricing
---------------   -------------   -------------   ------------   -------------   -------------   ------------
Facility Fee      7.0             8.0             9.0            10.0            12.5            17.5
---------------   -------------   -------------   ------------   -------------   -------------   ------------
Margins           8.0             17.0            26.0           35.05           47.5            57.5
Eurodollar
---------------   -------------   -------------   ------------   -------------   -------------   ------------
Utilization
Fee Rate:

In excess of
33.33%            5.0             5.0             5.0            5.0             5.0             10.0

In excess of      10.0            10.0            10.0           15.0            15.0            25.0
66.66%

---------------   -------------   -------------   ------------   -------------   -------------   ------------


      For purposes of this Schedule, the following terms have the following meanings:

                  "Level I Pricing" means the pricing during any period during which the Company's long-term senior unsecured debt is rated AA or higher by S&P or Aa2 or higher by Moody's.

                  "Level II Pricing" means the pricing during any period during which (i) the Company's long-term senior unsecured debt is rated AA- or higher by S&P or Aa3 or higher by Moody's and (ii) Level I Pricing does not apply.

                  "Level III Pricing" means the pricing during any period during which (i) the Company's long-term senior unsecured debt is rated A+ or higher by S&P or A1 or higher by Moody's and (ii) neither Level I Pricing nor Level II Pricing applies.

                  "Level IV Pricing" means the pricing during any period during which (i) the Company's long-term senior unsecured debt is rated A or higher by S&P or A2 or higher by Moody's and (ii) none of Level I Pricing, Level II Pricing and Level III Pricing applies.

                  "Level V Pricing" means the pricing during any period during which (i) the Company's long-term senior unsecured debt is rated A- or higher by S&P or A3 or higher by Moody's and (ii) none of Level I Pricing, Level II Pricing, Level III Pricing and Level IV Pricing applies.

                  "Level VI Pricing" means the pricing during any period during which no other Pricing Level applies.

                  "Moody's" means Moody's Investors Service, Inc. or any successor corporation thereto.

                  "Pricing Level" means Level I Pricing, Level II Pricing, Level III Pricing, Level IV Pricing, Level V Pricing and Level VI Pricing.

                  "S & P's" means Standard & Poor's Ratings Group, a division of McGraw Hill, Inc., or any successor corporation thereto.

            Any change in fees or margins by reason of a change in S&P's rating or Moody's rating shall become effective on the date of announcement or publication by the respective rating agencies of a change in such rating or, in the absence of such announcement or publication, on the effective date of such changed rating.

            If S&P's rating and Moody's rating differ by more than one rating level, then the applicable Pricing Level shall be one rating level higher than the Pricing Level resulting from the application of the lower of such ratings.